Exhibit 99

NEWS FROM:	FOR IMMEDIATE RELEASE

KAYDON CORPORATION	GLOBAL ENGINEERED SOLUTIONS

CONTACT:	BRIAN P. CAMPBELL
PRESIDENT AND CHIEF EXECUTIVE OFFICER
(734) 747-7025 EXT. 129

KAYDON CORPORATION REPORTS
THIRD QUARTER 2003 RESULTS

Ann Arbor, Michigan — October 24, 2003

     Kaydon Corporation (NYSE: KDN) today reported net income for the third quarter 2003 of $7.2 million or $.26 per common share on a diluted basis, based on 27.8 million common shares outstanding. For the third quarter 2002 Kaydon reported net income of $8.3 million or $.28 per common share on a diluted basis, based on 30.0 million common shares outstanding. Third quarter 2003’s net income includes, for the first time, a full quarter’s effect of the Company’s May 2003 issuance of $200 million of 4% Contingent Convertible Senior Subordinated Notes due 2023 (the “Notes”). When comparing the third quarter of 2003 with last year’s third quarter, on a pre-tax basis, interest expense on the Notes of $2.0 million and amortization of Note issuance costs of $0.3 million was partially offset by $0.4 million of reduced interest expense on the Company’s outstanding bank debt that was retired in connection with the issuance of the Notes, and by $0.2 million of interest income on the additional cash balances which resulted from the issuance of the Notes. In addition, common shares outstanding were reduced by 2.0 million shares in connection with the Note issuance.

     Sales during the third quarter of 2003 were $68.0 million, compared to $68.5 million in 2002’s third quarter. Increased demand for specialty bearings, linear deceleration products, rings and seals, and filtration elements utilized in various defense and industrial applications was offset by weaker demand from other key markets, including specialty electronic manufacturing equipment, power generation equipment and medical equipment markets. Operating income equaled $12.8 million in both the third quarter of 2003 and the third quarter of 2002. The operating margin was 18.9 percent in 2003 versus 18.7 percent in 2002.

     Sales during the first three quarters of 2003 equaled $215.0 million, compared to $207.9 million during the comparable period last year. Operating income during the first three quarters of 2003 was $36.6 million or 17.0 percent of sales, compared to $25.7 million or 12.4 percent of sales in 2002. Net income for the first three quarters of 2003 was $22.6 million or $.78 per common share on a diluted basis, compared with net income of $3.5 million or $.12 per common share on a diluted basis for the first three quarters of 2002. First three quarters 2002 results included an after tax charge of $(4.8) million or $(.16) per common share on a diluted basis ($7.5 million pre-tax) for litigation costs and an after tax charge of $(13.2) million or $(.44) per common share on a diluted basis ($16.8 million pre-tax) for the cumulative effect of an accounting change related to goodwill impairment.

     Expenses during the first three quarters of 2003 relating to insurance and employment-related costs, as well as Sarbanes-Oxley compliance, Six Sigma and other manufacturing initiatives, have increased $2.9 million compared to the comparable period last year.

     Net income of $22.6 million during the first three quarters of 2003 increased 547.6 percent and earnings per share on a diluted basis increased 550.0 percent as compared to reported first three quarters 2002 net income and earnings per share on a diluted basis. Results excluding the aforementioned litigation-related charge and cumulative effect of an accounting change related to goodwill impairment are useful in analyzing performance from operations, but should be used only in conjunction with results reported in accordance with generally accepted accounting principles. Excluding the litigation-related charge and cumulative effect of accounting change during the first three quarters of 2002, net income in the first three quarters of 2003 increased 4.9 percent and earnings per share on a diluted basis increased 8.3 percent when compared to the first three quarters of 2002.

     Cash flow from operations during the third quarter 2003 equaled $19.6 million, compared to third quarter 2002 cash flow from operations of $18.7 million. During the third quarter 2003, the Company repurchased 81,532 shares of Company common stock for $2.1 million, paid common stock dividends of $3.4 million and invested $1.9 million in net capital expenditures. Also, in connection with employees’ exercise of stock options, during the third quarter 2003 the Company issued 205,700 shares of Company common stock for $5.1 million.

     Operating cash flow for the first three quarters of 2003 totaled $42.5 million compared to $45.3 million during the first three quarters of 2002, which included a tax refund of $10.1 million. During the first three quarters of 2003, the Company repurchased a total of 2,414,432 shares of Company common stock for $51.8 million (including 2.0 million shares for $43.5 million in connection with the issuance of the Notes), paid common stock dividends of $10.6 million, and invested $7.2 million in net capital expenditures.

     Depreciation and amortization during both the third quarter 2003 and the third quarter 2002 equaled $3.1 million. Depreciation and amortization for the first three quarters of 2003 equaled $10.7 million, compared to $10.6 million in 2002’s first three quarters.

     In connection with the May issuance of the Notes, the Company received ratings during the third quarter from both Standard & Poor’s and Moody’s. Standard & Poor’s assigned an issuer rating of BB+, and rated the Company’s Notes BB-. Moody’s assigned an issuer rating of Ba2, and rated the Company’s Notes Ba3.

     During the third quarter of 2003, the Company continued its restructuring plan to enhance operating performance and balance manufacturing utilization in the Specialty Bearings Group,

part of the Specialty Metal Formed Products reporting segment. The restructuring plan resulted in a $0.1 million charge in the third quarter of 2003 primarily related to equipment relocation costs. Restructuring charges for the first three quarters of 2003 equaled $0.8 million. For the remainder of 2003, the Company expects to incur and record an additional $0.6 million of costs related to equipment relocation and other restructuring expenses. This restructuring plan is expected to provide annualized cost savings to the Company of approximately $2.0 million per year beginning in 2004.

Brian P. Campbell, Kaydon’s President and Chief Executive Officer commented, “Our businesses continue to face a challenging economic environment. While results over the past three quarters show encouraging signs for most of our markets, the outlook for the North American and European general manufacturing economies still remains unclear. Our businesses continue to make the right investments and right-size manufacturing and marketing efforts to make sure that Kaydon is well positioned for the expected manufacturing upturn. We continue to focus on strengthening our operational excellence with further implementation of our lean manufacturing and information systems programs as well as Company-wide Six Sigma initiatives. Progress in these areas, along with our efforts to realign and restructure operations, has positioned the Company well for long-term earnings improvements as the economy strengthens.”

     In commenting further, Mr. Campbell stated, “Although we remain cautious about the breadth and timing of a manufacturing rebound, we are encouraged by recent strength in order entry and positive indications from customers versus a year ago.”

     In addition, Mr. Campbell stated, “Maintaining a strong balance sheet has always been a key strategy of the Company. The liquidity and financial flexibility provided by our current cash balances, and by our new $200 million three-year revolving credit facility entered into during the third quarter, give us the ability to pursue strategic growth and diversification objectives.”

     Conference call information: At 10:30 a.m. Eastern time today, Kaydon will host a third quarter 2003 conference call. The conference call can be accessed telephonically in a listen-only mode by dialing 1-800-289-0496 and providing the following passcode number: 432908. Participants are asked to dial in 10 minutes prior to the scheduled start time of the call.

     Alternatively, interested parties are invited to listen to the conference call via the Internet by logging on the web at the following address:

     https://cis.premconf.com/sc/scw.dll/usr?cid=vlllrdczzdsvsxdzm or by logging on the Kaydon Corporation website at:

     http://www.kaydon.com

and accessing the conference call at the “3Q 2003 Earnings Conference Call” icon.

     To accommodate those that are unable to listen at the scheduled start time, a replay of the conference call will be available telephonically beginning at 1:30 p.m. Eastern time today through Friday, October 31, 2003 at 5:00 p.m. Eastern time. The replay is accessible by dialing 1-888-203-1112 and providing the following passcode number: 195397.

     Additionally, interested parties can access an archive of the conference call on the Kaydon Corporation website at http://www.kaydon.com.

     Kaydon Corporation is a leading designer and manufacturer of custom-engineered products, supplying a broad and diverse group of industrial, aerospace, medical and electronic equipment, and aftermarket customers.

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Certain statements in this press release are forward-looking within the meaning of the federal securities laws. While the Company believes any forward-looking statements made are reasonable, actual results could differ materially since the statements are based on the Company’s current expectations and are subject to risks and uncertainties beyond the control of the Company. These risks and uncertainties include, but are not limited to, risks and uncertainties relating to general economic conditions, geopolitical factors, future levels of general industrial manufacturing activity, future financial performance, market acceptance of new or enhanced versions of the Company’s products, the pricing of raw materials, changes in the competitive environments in which the Company’s businesses operate, the outcome of pending and future litigation and governmental proceedings, estimated legal costs, the estimated fair value of the Company’s assets, the ultimate satisfaction of the Company’s debt obligations, and risks and uncertainties listed or disclosed in the Company’s reports filed with the Securities and Exchange Commission. The Company does not undertake, and expressly disclaims any obligation, to update or alter its forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law. Readers are cautioned to consider these factors when relying on such forward-looking information.

KAYDON CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS

	September 27,	December 31,
	2003	2002

Assets:	(unaudited)
Cash and cash equivalents	$244,695,000	$146,301,000
Accounts receivable, net	42,164,000	38,334,000
Inventories, net	48,140,000	47,019,000
Other current assets	15,065,000	12,396,000

Total current assets	350,064,000	244,050,000
Plant and equipment, net	82,023,000	84,380,000
Goodwill, net	110,480,000	108,770,000
Other intangible assets, net	9,113,000	9,744,000
Other assets	32,049,000	30,203,000

Total assets	$583,729,000	$477,147,000

Liabilities and Shareholders’ Equity:
Accounts payable	$12,591,000	$10,724,000
Accrued expenses	34,680,000	29,709,000

Total current liabilities	47,271,000	40,433,000
Long-term debt	200,143,000	72,367,000
Long-term liabilities	68,544,000	65,598,000

Total long-term liabilities	268,687,000	137,965,000
Shareholders’ equity	267,771,000	298,749,000

Total liabilities and shareholders’ equity	$583,729,000	$477,147,000

KAYDON CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(unaudited)

	Third Quarter Ended		First Three Quarters

	September 27,	September 28,	September 27,	September 28,
	2003	2002	2003	2002

Net sales	$67,995,000	$68,529,000	$214,953,000	$207,917,000
Cost of sales	43,441,000	44,477,000	139,459,000	137,006,000

Gross profit	24,554,000	24,052,000	75,494,000	70,911,000
Selling, general, and administrative expenses	11,721,000	11,222,000	38,853,000	37,684,000
Litigation-related charge	—	—	—	7,500,000

Operating income	12,833,000	12,830,000	36,641,000	25,727,000
Net interest (expense) income	(1,829,000)	187,000	(1,930,000)	376,000

Income from operations before income taxes	11,004,000	13,017,000	34,711,000	26,103,000
Provision for income taxes	3,852,000	4,686,000	12,149,000	9,397,000

Income from operations before cumulative effect of accounting change	7,152,000	8,331,000	22,562,000	16,706,000
Cumulative effect of accounting change (goodwill impairment), net of income tax credit of $3,544,000	—	—	—	(13,222,000)

Net income	$7,152,000	$8,331,000	$22,562,000	$3,484,000

Weighted average common shares outstanding
Basic	27,764,000	29,997,000	28,846,000	29,987,000
Diluted	27,790,000	30,016,000	28,863,000	30,006,000
Earnings per share from operations before cumulative effect of accounting change
Basic	$0.26	$0.28	$0.78	$0.56
Diluted	$0.26	$0.28	$0.78	$0.56
Loss per share from cumulative effect of accounting change
Basic	—	—	—	($0.44)
Diluted	—	—	—	($0.44)
Earnings per share
Basic	$0.26	$0.28	$0.78	$0.12
Diluted	$0.26	$0.28	$0.78	$0.12
Dividends per share	$0.12	$0.12	$0.36	$0.36